CUSIP No. 743868101                                         Page 42 of 54 Pages


                                                                       EXHIBIT 7


From: Blunden, Craig [mailto:cblunden@myprovident.com]
Sent: Tuesday, October 22, 2002 2:03 PM
To: 'sy@jampartners.com'
Subject: Revised Standstill

Sy-
I was in the middle of reviewing the revised Standstill Agreement using many of the changes you had suggested in our last phone call. I had sent your comments to our Board members for their review and comment. After I had their comments, I called our Attorney and asked that he make the changes from our comments. He did that and I just have finished reviewing them. I believe they cover many of your concerns. I have not read your letter sent today as yet as I wanted to finish this first. Even though my Board has not seen this draft, I believe it covers their concerns.
If you have a problem opening any of the attachments, please don't hesitate to call.
Craig

 <<standstill-10-22-02-clean.pdf>>  <<STANDSTILL-10-22-COMP.pdf>>
<<standstill-agreement-Memo-revisions-1021-02.pdf>>


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
CUSIP No. 743868101                                         Page 43 of 54 Pages


                                    AGREEMENT


         THIS AGREEMENT (the "Agreement") is made as of_________ , 2002 by and among Provident Financial Holdings, Inc., a Delaware corporation (the "Company"), Provident Savings Bank, F.S.B., a federally chartered stock savings bank ("Savings Bank"), and JAM Partners, L.P. including also JAM Special Opportunities Fund, L.P., JAM Managers, L.L.C. and Seymour M. Jacobs; Endicott Partners L. P. including also Endicott Partners II, L.P., Endicott Offshore Investors, Ltd., W.R. Endicott, L.L.C., W.R. Endicott II, L.L.C., Endicott Management Co., Wayne K. Goldstein and Robert I. Usdan (collectively, the "Investors").

                                    RECITALS

         WHEREAS, the Investors have notified the Company that they wish to nominate certain persons for election to the Company's Board of Directors at the Company's Annual Meeting of Stockholders to be held in connection with its year fiscal ended June 30, 2002 (the "Annual Meeting"); and

         WHEREAS, the Investors have determined that their and the Company's best interests would be served by (i) the Investors not engaging in a solicitation of proxies for the Annual Meeting for the election of the Investors' nominees in opposition to nominees of the Board of Directors (a "Proxy Contest"), (ii) the nomination of the Investors' representative to the Boards of Directors of the Company and the Savings Bank as provided herein and
(iii) the other arrangements set forth herein; and

         WHEREAS, the Company has determined that the best interests of the Company and its stockholders would be served by (i) the Investors not engaging in a Proxy Contest for the Annual Meeting, (ii) the nomination of the Investors' representative to the Boards of Directors of the Company and the Savings Bank as provided herein and (iii) the other arrangements set forth herein.

         NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, and intending to be legally bound hereby, each of the parties hereby agree as follows:

                                       I.

                                 REPRESENTATIONS

1. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. The Investors represent and warrant to the Company as follows:

      a. Such Investors have the requisite legal power and authority to execute, deliver and carry out this Agreement and the execution and delivery of this Agreement by the Investors has been duly authorized by the principals to which an Investor or the Investors is a party. Such Investors have taken all necessary legal action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

CUSIP No. 743868101                                         Page 44 of 54 Pages


      b. This Agreement has been duly and validly authorized, executed and delivered by such Investor or by the principals to which an Investor or the Investors is a party and constitutes a valid and binding obligation of the Investors, enforceable in accordance with its terms. The performance of the terms of this Agreement shall not constitute a violation of any limited partnership agreement, by-laws or any agreement or instrument to which an Investor or the Investors is a party.

      c. There are no other persons who, by reason of their personal, business, professional or other arrangement with an Investor or the Investors, whether written or oral and whether existing as of the date hereof or in the future, have agreed, explicitly or implicitly, to take any action on behalf of or in lieu of an Investor or the Investors that would otherwise be prohibited by this Agreement.

      d. The Investors and their affiliates beneficially own an aggregate of 417,150 [Confirm] shares of the Company's common stock, $0.01 par value per share (the "Common Stock"). The Investors and their affiliates do not beneficially own any equity or debt securities of the Company or any subsidiary, other than the foregoing.

2. REPRESENTATIONS AND WARRANTS OF THE COMPANY AND THE SAVINGS BANK. The Company and the Savings Bank represents and warranties to the Investors as follows:

      a. The Company is duly organized and validly existing and in good standing under the laws of the State of Delaware and the Savings Bank is duly organized and validly existing and in good standing under the laws of the United States, and have the requisite corporate power and authority to execute, deliver and carry out this Agreement, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

      b. This Agreement has been duly and validly authorized, executed and delivered by the Company the Saving Bank and constitutes a valid and binding agreement of the Company and the Savings Bank, enforceable in accordance with its terms.

                                      II.

                        BOARD OF DIRECTORS AND MANAGEMENT

1.    ANNUAL MEETING; INVESTOR DESIGNEE.

      a. The Annual Meeting shall be held on ___________, 2002, or such later date as the Board of Directors may determine. The parties hereby agree that the slate of the nominees for election to the Board of Directors at the Annual Meeting to be proposed by the Board of Directors shall be each of the two current members of the Board of Directors up for reelection, namely Craig G. Blunden and Roy H. Taylor, and one representative of the Investors (the "Investor Designee"), namely Seymour M. Jacobs, each for a term of three years, and the parties hereto further agree that they shall nominate, recommend and support such slate at the Annual Meeting and shall vote, and shall cause their affiliates to vote, all shares of Common Stock or proxies which they are entitled to vote in favor of the election of such nominees at the Annual Meeting.

CUSIP No. 743868101                                         Page 45 of 54 Pages


            The Company and the Savings Bank shall take the necessary action to increase the size of the respective Boards of Directors from seven to eight members in connection with the nomination of the Investor Designee.

      b. While serving as director, the Investor Designee shall have the same legal duties and responsibilities and the same rights and privileges as the other nonemployee directors of the Company and the Savings Bank, including without limitation, with respect to expense reimbursement, director compensation, notice, indemnification, confidentiality, trading blackouts and other trading restrictions and access to Company and Savings Bank information and personnel.

      c. The Investor Designee shall be entitled to receive reimbursement for all reasonable business related expenses incurred by the Investor Designee in attending meetings of the Board of Directors, PROVIDED, HOWEVER, that the Investor Designee properly accounts for such expenses and utilizes the most economical form of transportation and lodging available. Notwithstanding the foregoing, in no event shall such expenses exceed $______ per year.

2. OTHER OBLIGATIONS. The Investors shall not engage in any solicitation of proxies in connection with the Annual Meeting. If, at any time after the date hereof, the Investors and their affiliates beneficially own less than 264,800 shares of Common Stock, at the Company's option, the Investors shall cause the Investor Designee to immediately thereafter resign from the Boards of Directors of each of the Company and the Savings Bank. The Investors agree to provide the Company with reasonable evidence of the number of shares of Common Stock and other securities of the Company and its subsidiaries beneficially owned by them, upon request of the Company from time to time following the election of the Investor Designee to the Board.

                                      III.

                         STANDSTILL AND VOTING AGREEMENT

1. STANDSTILL PROVISIONS. The Investors agree that, for a period commencing on the date of this Agreement and continuing until the lesser of: (1) three years from the date of this Agreement or (2) so long as the Investor Designee serves on the Board of Directors of either the Company or the Savings Bank, and for three months thereafter (it being understood, in the case of resignation, that such three month period shall commence upon the date the Company receives notice of resignation from such boards), without the Company's prior written consent, no Investor shall:

      a. acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Common Stock, or direct or indirect rights to options to acquire (through purchase, exchange, conversion or otherwise) any Common Stock, if, immediately after any such acquisition, the Investors would beneficially own, in the aggregate, Common Stock representing more than 9.9% of the outstanding Common Stock;

      b. solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a "participant" in a "solicitation," or assist any "participant" in a "solicitation" (as such

CUSIP No. 743868101                                         Page 46 of 54 Pages


            terms are defined in Rule 14a-l of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in opposition to the recommendation or proposal of the Company's Board or Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Common Stock of the Company, or execute any written consent in lieu of a meeting of the holders of the Common Stock of the Company or grant a proxy with respect to the voting of the Common Stock of the Company to any person other than to the Board of Directors of the Company;

      c. initiate, propose, submit, encourage or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other person to initiate any stockholder proposal, or seek election to or seek to place a representative or other affiliate or nominee on the Company's Board or Directors or seek removal of any member of the Company's Board of Directors;

      d. make any statement or proposal, whether written or oral, to the Board of Directors of the Company, or to any director, officer or agent of the Company (which restriction shall not be applicable to the Investor Designee) or make any public announcement or proposal whatsoever with respect to a merger, acquisition of control or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the Company or any other transaction which could result in a change of control, or solicit or encourage any other person to make any such statement or proposal;

      e. form, join or in any way participate in a "group" (within the meaning of Section 1 3(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of any securities of the Company, other than the group which the Investors is a member of as of the date hereof;

      f. vote for any nominee or nominees for election to the Board of Directors of the Company, other than those nominated or supported by the Company's Board of Directors, and no Investor other than as provided herein shall consent to become a nominee for election as a Director of the Company;

      g. deposit any Common Stock into a voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock other than this Agreement;

      h. execute any written consent with respect to the Company, except in accordance with Section III.3;

      i. otherwise act, alone or in concert with others, to seek to exercise any control over the management, Board of Directors or policies of the Company;

      j. make a public request to the Company (or its directors, officers, shareholders, employees or agents) to amend or waive any provisions of this Agreement, the Certificate of Incorporation or Bylaws of the Company, including without limitation

CUSIP No. 743868101                                         Page 47 of 54 Pages


            any public request to permit the Investors or any other person to take any action in respect of the matters referred to in this
            Section III.1;

      k. take any action which might require the Company to make a public announcement regarding the possibility of any transaction referred to in paragraph (d) above or similar transaction or, advise, assist or encourage any other persons in connection with the foregoing; or

      l. disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

provided that nothing in this Section III.1 shall prohibit any person who is serving as a director of the Company as contemplated herein from, solely in his or her capacity as such director, (a) taking any action or making any statement at any meeting of the Board of Directors or of any committee thereof; (b) making any statement to any director, officer or agent of the Company, or (c) making any statement or disclosure required under the federal securities laws or other applicable laws and provided, further, that nothing in this Section shall restrict any private communications between the Investors and the Investor Designee, provided that all such communications by such person remain subject to the fiduciary duties of such person as a director and the other obligations contained in this Agreement.

2. TRANSFER LIMITATIONS. The Investors agree that, for so long as the Investor Designee serves on the Board of Directors of either the Company or the Savings Bank, and for three months thereafter (it being understood, in the case of resignation, that such three month period shall commence upon the date the Company receives notice of resignation from such boards):

      a. Without the Company's prior written consent, which may not unreasonably be withheld, no Investor shall, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Investors shares, provided, that the Investors may transfer the Investors' shares: (i) to any person who the Investors believe, to the best of their actual knowledge, would beneficially own immediately after any such sale or transfer less than 5% of the outstanding Common Stock;
            (ii) to any person who the Investors believe, after due inquiry, would be entitled to report beneficial ownership of Common Stock on
            Schedule 13G under the Exchange Act; (iii) in a registered broad-distribution underwritten public offering; (iv) to the Company; (v) pursuant to any tender offer or exchange offer which is recommended by the Board of Directors of the Company; (vi) to any other person who enters into a standstill agreement with the Company on terms and conditions substantially equivalent to those in this Agreement; (vii) to any corporation, partnership or other entity wholly-owned by the Investors or to any other Investor; or (viii) to any trust the sole beneficiaries of which are family members or any charitable trust or charitable foundation established by the Investors, provided that such trust, charitable trust or charitable foundation either (y) enters into a standstill agreement with the Company containing terms and conditions substantially equivalent to those in this Agreement or (z) is and remains during the term of this Agreement an affiliate of an Investor.

3. VOTING. The Investors agree that, during the term specified in III.2 above, for so long as the Investors beneficially own any Common Stock, the Investors will (a) be present, in person or represented by proxy, at all shareholder meetings of the Company so that all Common Stock beneficially owned by the Investors may be counted for the purpose of determining the presence

CUSIP No. 743868101                                         Page 48 of 54 Pages


      of a quorum at such meetings and (b) with respect to the election of directors, vote or consent, or cause to be voted or a consent to be given, with respect to all Common Stock beneficially owned by the Investors on all matters submitted to shareholders for a vote or consent in the same proportion as Common Stock are voted by holders unaffiliated with the Investors.

                                      IV.

                              ADDITIONAL AGREEMENTS

1. PRESS RELEASE. Upon the effectiveness of this Agreement, the Company shall issue a press release in a form that shall have been previously approved by the Investors, such approval not to be unreasonably withheld. Neither the Company nor the Investors nor any of their affiliates, associates or representatives shall issue any other press release or other publicly available document that is inconsistent with, or is otherwise contrary to, the statements in such Company press release. The Company shall make all filings with the Securities Exchange Commission ("SEC") appropriate in connection with the execution of this Agreement, including a Current Report on Form 8-K.

2. WITHDRAWAL OF NOTICES. The Investors hereby withdraw their request made by letters dated May 29, 2002 and July 11, 2002 giving notice to the Company of the Investors' wish to nominate directors at the Annual Meeting. The Investors hereby withdraw the letter of August 16, 2002 from Mr. Jacobs to the Company's Board of Directors requesting, among other things, a list of the Company's shareholders. The Investors agree to promptly amend their
      Schedule 13D filing to reflect, as appropriate, the substance of this Agreement and that their intention no longer involves a change in the Board of Directors or management of the Company except as specified in this Agreement.

3. CHALLENGES TO AGREEMENT; NEGATIVE REMARKS. Each party hereto shall not, and shall use its best efforts to cause each of its affiliates, associates and representatives not to, challenge the validity of any provisions of this Agreement. In the event that any part of this Agreement or any transaction contemplated hereby is temporarily, preliminarily or permanently enjoined or restrained by a court of competent jurisdiction, the parties hereto shall use their reasonable best efforts to cause any such injunction or restraining order to be vacated or dissolved or otherwise declared or determined to be of no further force or effect. During the term of this Agreement, each of the Investors agrees not to make any public statement or comment or private statement or comment which is in opposition to or reflects negatively on the Company, the Savings Bank, or or any subsidiary or the Board of Directors of the Company or any subsidiary or any of the directors or officers of the Company or any subsidiary; PROVIDED, HOWEVER, this section shall in no way (i) estop either party from making factual statements which are reasonably necessary or appropriate in the ordinary course of its business or (ii) limit the ability of any party to pursue any remedy under this Agreement or otherwise.

4. SPECIFIC PERFORMANCE. The Company and the Investors acknowledge and agree that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company and the Investors, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and/or to compel specific performance of this Agreement in any action instituted in

CUSIP No. 743868101                                         Page 49 of 54 Pages


      any federal court of the United States having subject matter jurisdiction.

5. MATERIAL NONPUBLIC INFORMATION. In connection with this Agreement and the Investors' ongoing relationship with the Company, there may be instances in which material nonpublic information concerning either the Company or the Savings Bank will be divulged to the Investors by the Company, the Investor Designee, or other Investor representatives or agents. The Investors and their representatives expressly acknowledge that federal and state securities laws prohibit any person who misappropriates material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Investors and the Investor Designee acknowledge that the Investor Designee will be subject to the Company's insider trading and disclosure policies, as in effect from time to time, at any time while he is on the Company or the Savings Bank's Boards of Directors to the same extent as the other directors of the Company and the Savings Bank. To the extent SEC Regulation FD may apply, in accordance with Section 243.100 (2)(ii) of Regulation FD, the Investors expressly agree to maintain material nonpublic information concerning the Company and the Savings Bank in confidence.

                                       V.

                                  MISCELLANEOUS

1. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by all the parties hereto.

2. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

3. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart shall be an original instrument.

4. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal processes in regard to this Agreement shall be validly given, made or served, if in writing and delivered personally, by hand or by telecopy, or sent by registered mail postage paid:

               if to the Company or the Savings Bank at:

                        Provident Financial Holdings, Inc.
                        3756 Central Avenue
                        Riverside, CA 92506
                        Attn: Craig G. Blunden
                        Fax: (909) 686-6060

               with a copy, which shall not constitute notice, to:

CUSIP No. 743868101                                         Page 50 of 54 Pages


                        Breyer & Associates PC
                        8180 Greensboro Drive, Suite 785
                        McLean, Virginia 22102
                        Attn: John F. Breyer, Jr.
                        Fax: (703) 883-2511

               and if to the Investors as follows:

                        If to JAM/Jacobs:

                        Mr. Seymour M. Jacobs
                        One Fifth Avenue
                        New York, New York 10003
                        Fax: (212) 271-5525

               If to Endicott Partners and related entities:

                        Mr. Wayne K. Goldstein
                        237 Park Avenue, Suite 801
                        New York, New York 10017
                        Fax: (212) 808-3768

               with a copy, which shall not constitute notice, to:

                        Foley & Lardner
                        One IBM Plaza, Suite 3300
                        330 North Wabash Avenue
                        Chicago, IL 60611-3608
                        Attn: Phillip M. Goldberg
                        Fax: (312) 755-1925

         or to such other address or telecopy number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by hand or by telecopy shall be deemed given on the date on which so hand delivered or telecopied. Notice given by mail as set out above shall be deemed delivered five business days after the date the same is postmarked.

5. SUCCESSORS AND ASSIGNS. This Agreement shall bind the successors and assigns of the parties, and inure to the benefit of any successor or assign of any of the parties; PROVIDED, HOWEVER, that no party may assign this Agreement without the other party's prior written consent.

6. GOVERNING LAW. This Agreement shall be governed by and constricted and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of the laws principles thereof.

7. CERTAIN TERMS. As used herein, (i) the terms "affiliate" and "associate" shall have the meanings set forth in Rule 2b-2 under the Exchange Act, and
      (ii) "beneficial ownership" shall mean beneficial ownership as determined under Rule I 3d-3 under the Exchange Act.

CUSIP No. 743868101                                         Page 51 of 54 Pages


8. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by the Investors and the Company in this Agreement or pursuant hereto shall survive the date hereof through the term of this Agreement.

9. CONSENT TO SERVICE. Each of the parties hereto hereby consents to the personal jurisdiction of the United States District Court for the Central District of California, Riverside Branch, or if jurisdiction does not lie in the federal court, then the California Superior Court for the County of Riverside, in any action, suit or proceeding arising under this Agreement and each agrees further that service of process or notice in any action, suit or proceeding shall be effective if given in the manner set forth in
      Section V.4 hereof.

10. NO WAIVER. My waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                               [SIGNATURES FOLLOW]

CUSIP No. 743868101                                         Page 52 of 54 Pages


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

                                    Provident Financial Holdings, Inc.

                                    By:
                                       -----------------------------------------
                                        Craig G. Blunden
                                    Its:Chairman of the Board


                                    Provident Savings Bank, F.S.B.

                                    By:
                                       -----------------------------------------
                                        Craig G. Blunden
                                    Its:Chairman of the Board


                                    JAM Partners, L.P.

                                    By:
                                       -----------------------------------------
                                        Seymour M. Jacobs
                                        General Partner


                                    JAM Special Opportunities Fund, L.P.

                                    By:
                                       -----------------------------------------
                                        Seymour M. Jacobs
                                        General Partner


                                    JAM Managers, L.L.C.

                                    By:
                                       -----------------------------------------
                                        Seymour M. Jacobs
                                        Managing Member


                                    Endicott Partners, L.P.


                                    By:
                                       -----------------------------------------
                                        W.R. Endicott, L.L.C.
                                        General Partner

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        Managing Member

CUSIP No. 743868101                                         Page 53 of 54 Pages

                                    Endicott Partners II, L.P.


                                    By:
                                       -----------------------------------------
                                        W.R. Endicott, L.L.C.
                                        General Partner

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        Managing Member


                                    Endicott Offshore Investors, Ltd.


                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        Director


                                    W.R. Endicott, L.L.C.

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        Managing Member


                                    W.R. Endicott II, L.L.C.

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        Managing Member


                                    Endicott Management Co.

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        President


                                    Seymour M. Jacobs

                                    By:
                                       -----------------------------------------
                                        Seymour M. Jacobs


                                    Wayne K. Goldstein

                                    By:
                                       -----------------------------------------
                                        Wayne K. Goldstein

CUSIP No. 743868101                                         Page 54 of 54 Pages


                                    Robert I. Usdan

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan